EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(844) 446-8201
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 2020

Quarterly Cash Dividend of $0.0575 Per Common Share Declared

Second Quarter 2020 Summary
•Net income of $9.3 million, or $0.18 per diluted share
•Loan production of $487.9 million; $62.7 million net loan growth
•COVID-19 loan modifications total 6.4% of the total aggregate loan portfolio balance
•Cost of interest bearing deposits of 1.49%, compared to 1.89% for Q1 2020
•Net interest margin of 1.88% compared to 1.84% for Q1 2020
•Provision for loan losses recorded of $5.3 million
•Stock repurchases of 1.9 million common shares at an average share price of $9.62
•Book value per share of $11.39
SANTA ROSA, Calif. (July 28, 2020) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $9.3 million and $16.9 million, or $0.18 and $0.31, diluted earnings per common share (“EPS”), for the three and six months ended June 30, 2020, respectively.
Simone Lagomarsino, President and Chief Executive Officer, stated, “As the COVID-19 pandemic continues to impact almost every aspect of our lives, the focus of our team has remained steadfast on supporting our customers and communities by ensuring that we are able to safely and securely serve their banking needs. In March 2020, we implemented safety protocols at our offices and reduced branch hours, while simultaneously expanding phone and online customer support services. During this period, we have seen the best in our team, as they continue to selflessly remain committed to providing the highest level of service to our customers despite these difficult conditions."
Ms. Lagomarsino continued, "Consistent with the prior quarter, our financial results for June 30, 2020 have been impacted by the pandemic; however, I'm encouraged that we've been able to maintain our profitability throughout this period, reporting quarterly net income of $9.3 million, or $0.18 per diluted share. Furthermore, we are beginning to experience an improvement in our net interest margin resulting from the repricing of our deposits. During the quarter, deposits grew by $98.1 million while, at the same time, repricing down by 40 basis points. Net interest margin was 1.88% during the current quarter compared to 1.84% during the linked quarter. As a result of the uncertain economic environment, we recorded an additional $5.3 million provision for loan losses during the quarter, increasing our allowance for loan losses coverage ratio by 12.3%, or eight basis points, to 0.73%. In addition, through the end of the second quarter, we have successfully modified 271 loans for customers affected by the pandemic with an aggregate outstanding loan balance of $398.4 million. We have sustained our strong liquidity and capital positions during this period. As of June 30, 2020, we had access to over $2.1 billion in liquidity resources and our Common Equity Tier 1 Capital ratio measured 14.7%.”
Board Declares Quarterly Cash Dividend of $0.0575 Per Share
On July 28, 2020, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on August 17, 2020 to shareholders of record as of August 7, 2020.
Net Income
The Company reported net income of $9.3 million and $16.9 million, or $0.18 and $0.31 EPS, for the three and six months ended June 30, 2020, respectively, compared to net income of $7.6 million, or $0.14 EPS, for the linked quarter and $23.7 million, or $0.42 EPS, for the six months ended June 30, 2019. Pre-tax, pre-provision net earnings totaled $18.5 million and $34.5 million for the three and six months ended June 30, 2020, respectively, compared to $16.1 million for the linked quarter and $34.6 million for the six months ended June 30, 2019.
Pre-tax, pre-provision net earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision net earnings is provided in the tables below.
Net Interest Income
Q2 2020 vs Q1 2020
Net interest income in the second quarter was $33.1 million, an increase of $1.0 million from the first quarter, primarily due to lower interest expense on our deposit portfolio, which benefited from the decline in market interest rates that began in August 2019, but significantly accelerated in March 2020. During the quarter, the cost of interest bearing deposits declined by 40 basis points as compared to the linked quarter. The improvement in net interest income was partially offset by a decline in interest income earned on our loan and investment portfolios caused by a decrease in the average yield of 19 and 64 basis points, respectively. The decline in our loan yield was primarily caused by an increase in the cost of our interest rate swaps and the prepayment of higher yielding loans, which are being replaced by loans at lower current interest rates, partially offset by an increase in loan prepayment fees collected during the quarter. The decline in our investment yield was generally caused by variable rate securities repricing to lower current interest rates, as well as the accelerated prepayment of securities backed by mortgages.
Net interest margin for the second quarter was 1.88%, compared to 1.84% for the previous quarter. Consistent with the discussion above, our net interest margin benefited from the decline in the cost of interest bearing deposits, partially offset by a reduction in loan and investment yields. During the second quarter, the yield on our interest earning assets decreased by 25 basis points, while the cost of our interest bearing liabilities decreased by 32 basis points. Our net interest spread in the second quarter improved to 1.73%, increasing by 7 basis points as compared to the linked quarter.
YTD 2020 vs YTD 2019
Net interest income totaled $65.3 million for the six months ended June 30, 2020, an increase of $2.6 million, compared to the same period last year. The increase in net interest income was primarily impacted by a 31 basis point decline in the cost of interest bearing deposits, partially offset by a $153.0 million increase in the average balance of interest bearing deposits. Net interest income was further enhanced by a decrease in the average balance and cost of Federal Home Loan Bank of San Francisco ("FHLB") advances of $131.0 million and 9 basis points, respectively. These items were partially offset by a $4.0 million increase in the cost of our interest rate swaps as compared to the same period last year, as well as the prepayment of higher yielding loans, which are being replaced by loans at lower current interest rates, partially offset by a $48.5 million increase in the average balance of loans. Net interest income was further impacted by a 71 basis points decline in the yield on our investment securities. As discussed above, the decline in our investment yield was generally caused by variable rate securities repricing to lower current interest rates, as well as the accelerated prepayment of securities backed by mortgages.
Net interest margin for the six months ended June 30, 2020 was 1.86%, compared to 1.81% for the same period last year. The increase in our margin was primarily related to the decline in the cost of our interest bearing deposits, partially offset by the decline in the yields of our loan and investment portfolios, as discussed above. The yield on our interest earning assets decreased by 21 basis points, while the cost of our interest bearing liabilities decreased by 29 basis points. Our net interest spread for the six months ended June 30, 2020 was 1.70%, increasing by 8 basis points as compared to the same period last year.
Noninterest Income
Q2 2020 vs Q1 2020
Noninterest income for the second quarter was $671 thousand, a decrease of $127 thousand compared to the first quarter. The decrease is primarily attributable to a decrease of $161 thousand in FHLB dividends and $89 thousand in fair value adjustments recorded on equity securities, partially offset by an increase of $135 thousand in servicing fee income. During the second quarter, the FHLB decreased its annualized dividend rate from 7% to 5%. The increase in servicing fee income was primarily due to a reduction in the amortization of mortgage servicing rights caused by a slowing in the estimated prepayments of serviced loans as compared to the linked quarter.
YTD 2020 vs YTD 2019
Noninterest income for the six months ended June 30, 2020 totaled $1.5 million, a decrease of $1.4 million compared to the same period last year. The decrease was primarily due to a $530 thousand gain on sale of loans and a non-recurring equipment recovery of $384 thousand, both recognized during the prior year to date period, as well as a $344 thousand decrease in servicing fee income related to elevated actual and estimated prepayments on serviced loans that decreased the fair value of our mortgage servicing rights during the current year to date period.

Noninterest income primarily consists of FHLB stock dividends, fair value adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Q2 2020 vs Q1 2020
Noninterest expense for the second quarter was $15.3 million, a decrease of $1.5 million compared to the first quarter. The decrease was primarily due to a decrease in compensation costs of $904 thousand caused by an increase in capitalized loan origination costs related to higher loan origination volume in the current quarter compared to the prior quarter and a decline in payroll taxes caused by the seasonal nature of these taxes. Compensation cost declines were partially offset by an increase in commissions due to the increase in loan originations, discussed above. Noninterest expense further benefited from a decrease of $546 thousand in marketing expenses associated with deposit gathering efforts.
YTD 2020 vs YTD 2019
Noninterest expense for the six months ended June 30, 2020 totaled $32.2 million, an increase of $1.2 million compared to the same period last year. The increase was primarily attributable to a $2.8 million increase in compensation costs mainly due to an increase in the required accrual for post-employment related benefits caused by an increase in estimated future costs resulting from a decline in interest rates, as well as an increase in our headcount. This increase was partially offset by a $1.0 million decrease in marketing costs, discussed above, and a $548 thousand decline in occupancy costs related to the relocation of two facilities in late 2019.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.
Balance Sheet Summary
Total assets at June 30, 2020 were $7.2 billion, an increase of $122.5 million, or 3.5% annualized, from December 31, 2019. The increase was primarily due to a $78.9 million increase in cash, cash equivalents and restricted cash, a $50.1 million increase in loans and a $10.3 million increase in available for sale debt securities. Total liabilities were $6.6 billion at June 30, 2020, an increase of $140.3 million, or 4.4% annualized, from December 31, 2019. The increase in total liabilities was primarily attributable to growth in our deposits of $148.8 million, partially offset by a decrease in FHLB advances of $17.0 million compared to December 31, 2019.
Loans
Total loans at June 30, 2020 were $6.3 billion, an increase of $50.1 million from December 31, 2019. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 68.4% and 31.4%, respectively, of our total loan portfolio. Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans and totaled $4.3 billion at June 30, 2020 compared to $4.2 billion at December 31, 2019. Our SFR loan portfolio also generally consists of hybrid loans and totaled $2.0 billion at both June 30, 2020 and December 31, 2019.

Selected Loan Data (1)	Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Loan Yield
IPL Portfolio	3.82%	4.08%	4.12%	3.95%	4.11%
SFR Loan Portfolio	3.45%	3.51%	3.56%	3.48%	3.63%
Loan Originations
IPL Portfolio	$266,661	$189,996	$280,148	$456,657	$487,463
SFR Loan Portfolio	$218,801	$115,591	$154,105	$334,392	$258,326
Weighted Average Coupon on Loan Originations
IPL Portfolio	3.76%	3.93%	4.37%	3.81%	4.47%
SFR Loan Portfolio	3.78%	4.02%	4.34%	3.86%	4.46%
Prepayment Speeds
IPL Portfolio	19.56%	12.60%	10.34%	16.14%	8.70%
SFR Loan Portfolio	34.34%	36.06%	31.87%	35.20%	29.13%

(1) The table above excludes loan data related to construction, land and non-mortgage loans.

During the quarter ended June 30, 2020, compared to the linked quarter, IPL portfolio yields decreased by 26 basis points. The decline was primarily due to a $3.1 million increase in the cost of our swaps, which reduced the IPL portfolio yield by 29 basis points, as well as the prepayment of higher yielding loans being replaced by loans at lower current interest rates, partially offset by a $1.1 million increase in loan prepayment fees collected during the current quarter. The IPL yield during the six months ended June 30, 2020 declined 16 basis points compared to the same period last year. This decline was primarily due to a $4.0 million increase in the cost of our interest rate swaps, which reduced the IPL portfolio yield by 19 basis points, as well as the prepayment of higher yielding loans being replaced by loans at lower current interest rates. These items were partially offset by a $1.3 million increase in loan prepayment fees collected during the current year to date period. The decline in the IPL portfolio average coupon on originations in the quarter ended June 30, 2020 compared to the linked quarter and same period last year was due to a decline in market interest rates. The elevated IPL portfolio prepayment speeds during the current quarter and linked quarter were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
The 6 basis point decrease in yield on the SFR portfolio during the quarter ended June 30, 2020 compared to the linked quarter, as well as the 15 basis point decline in the yield on the SFR portfolio during the six months ended June 30, 2020 compared to the same period last year, were both the result of the prepayment of higher yielding loans being replaced with loans at lower current interest rates. The decline in the average coupon on originations in the SFR loan portfolio in the quarter ended June 30, 2020 compared to the linked quarter and same period last year was primarily due to a decline in market interest rates. The elevated SFR loan portfolio prepayment speeds during the current quarter and linked quarter were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
Asset Quality
Nonperforming assets totaled $4.9 million, or 0.07% of total assets, at June 30, 2020, compared to $6.3 million, or 0.09% of total assets, at December 31, 2019. Total criticized loans decreased by $1.3 million, or 2.8%, during the six months ended June 30, 2020. There was no real estate owned at June 30, 2020 or December 31, 2019 and we have not foreclosed on any collateral since 2015. For the quarter ended June 30, 2020, as well as the quarter ended March 31, 2020, we recorded loan loss provisions of $5.3 million. Of the loan loss provision recognized during the current quarter, $3.9 million was set aside to reserve for the uncertain impact associated with the COVID-19 pandemic, while $1.2 million was provided due to a $9.1 million increase in criticized loans during the current quarter as compared to the linked quarter. The increase in criticized loans was unrelated to the pandemic and was primarily related to a $6.6 million increase in Special Mention loans. To support our customers during this period, the

Company implemented a loan modification program in late March 2020 that permits borrowers who are unable to service their loans due to a COVID-19 related hardship to defer loan payments for a specified period of time. As of June 30, 2020, we have modified 271 currently outstanding loans in connection with this program, representing aggregate outstanding loan balances of $226.5 million and $171.9 million, or 5.3% and 8.8%, of our IPL and SFR loan portfolios, respectively. Since implementing the modification program, approximately 13.8% of these loans, with an aggregate balance of $55.0 million, have been removed from their forbearance period and returned to monthly payment status. Additionally, two SFR loans totaling $2.2 million have paid off subsequent to their modifications. For the six months ended June 30, 2020, we have added $10.1 million to our allowance for loan losses in response to the COVID-19 environment. Our allowance for loan losses to total loans was 0.73% at June 30, 2020, compared to 0.58% at December 31, 2019.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $57.4 million at June 30, 2020 compared to $62.7 million at December 31, 2019, a decrease of $5.2 million, or 8.3%. The decline in prepaid expenses and other assets from December 31, 2019 was primarily due to a reduction in deferred income tax balances and a decrease in the fair value of our swap derivatives. Prepaid expenses and other assets primarily consist of bank owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.4 billion at June 30, 2020, an increase of $148.8 million, or 2.8%, from December 31, 2019. Retail deposits increased $184.8 million, while wholesale deposits decreased $36.0 million. Our cost of interest bearing deposits was 1.49% during the quarter ended June 30, 2020 compared to 1.89% during the linked quarter and 2.05% during the same period last year. The decrease in our cost of interest bearing deposits compared to the linked quarter and same period last year is predominantly due to a decline in short-term interest rates due to the Federal Open Market Committee's interest rate cuts.
Other Liabilities
Other liabilities totaled $70.1 million at June 30, 2020, compared to $61.7 million at December 31, 2019, an increase of $8.4 million, or 13.6%. This increase primarily relates to the fair value of our swap derivatives, which totaled $14.7 million at June 30, 2020, compared to $746 thousand at December 31, 2019. Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding, accrued interest payable and swap liabilities.
Capital
Stockholders’ equity totaled $596.7 million, a decrease of $17.8 million, or 2.9%, compared to December 31, 2019. The net decline in capital was attributed to the Company’s stock repurchase activity. We repurchased 3.9 million shares at an average share price of $9.01 during the six months ended June 30, 2020, or a 20.5% discount to tangible book value. During the current quarter, the Company completed its $45.0 million stock repurchase program. The Company repurchased a total of 4.9 million shares at an average share price of $9.19, or a 18.9% discount to our current tangible book value, in connection with the program. Stockholders' equity represented 8.3% and 8.7% of total assets at June 30, 2020 and December 31, 2019, respectively. Both the Bank’s and the Company’s capital levels continue to be above the minimum levels required for bank regulatory capital purposes. At June 30, 2020, our Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital ratios were 10.3%, 18.3%, 18.3% and 19.5%, respectively, for the Bank, and 9.1%, 14.7%, 16.3% and 17.4%, respectively, for the Company. At June 30, 2020, the Company’s tangible stockholders' equity ratio was 8.3%. A schedule reconciling our GAAP financial amounts to the calculation of tangible stockholders' equity is provided in the tables below.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.2 billion, total loans of $6.3 billion and total deposits of $5.4 billion as of June 30, 2020. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in California, Oregon and Washington, from ten branches in California, one branch in Washington and eight lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. The COVID-19 pandemic may adversely affect the Company, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and other reports we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	June 30, 2020 (unaudited)	December 31, 2019
ASSETS
Cash, cash equivalents and restricted cash	$170,197	$91,325
Available for sale debt securities, at fair value	635,324	625,074
Held to maturity debt securities, at amortized cost	9,400	10,170
Equity securities, at fair value	12,070	11,782
Loans held-for-investment	6,281,039	6,230,977
Allowance for loan losses	(45,985)	(36,001)
Total loans held-for-investment, net	6,235,054	6,194,976
FHLB stock	29,612	30,342
Premises and equipment, net	19,262	19,504
Prepaid expenses and other assets	57,427	62,655
Total assets	$7,168,346	$7,045,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,383,519	$5,234,717
FHLB advances	961,747	978,702
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,478	94,416
Other liabilities	70,063	61,672
Total liabilities	6,571,664	6,431,364
Total stockholders' equity	596,682	614,464
Total liabilities and stockholders' equity	$7,168,346	$7,045,828

CONDENSED CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended			Six Months Ended
(Dollars in thousands except per share data)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Interest and fee income:
Loans	$58,190	$60,705	$61,015	$118,895	$122,068
Investment securities	2,316	3,303	4,118	5,619	8,043
Cash, cash equivalents and restricted cash	55	317	522	372	922
Total interest income	60,561	64,325	65,655	124,886	131,033
Interest expense:
Deposits	19,821	24,581	26,471	44,402	50,759
FHLB advances	5,685	5,558	6,410	11,243	13,182
Junior subordinated deferrable interest debentures	332	493	632	825	1,283
Senior debt	1,575	1,578	1,574	3,153	3,149
Total interest expense	27,413	32,210	35,087	59,623	68,373
Net interest income before provision for loan losses	33,148	32,115	30,568	65,263	62,660
Provision for loan losses	5,250	5,300	450	10,550	750
Net interest income after provision for loan losses	27,898	26,815	30,118	54,713	61,910
Noninterest income	671	798	1,488	1,469	2,868
Noninterest expense	15,348	16,859	14,709	32,207	30,958
Income before provision for income taxes	13,221	10,754	16,897	23,975	33,820
Provision for income taxes	3,903	3,178	5,239	7,081	10,152
Net income	$9,318	$7,576	$11,658	$16,894	$23,668
Basic earnings per common share	$0.18	$0.14	$0.21	$0.31	$0.42
Diluted earnings per common share	$0.18	$0.14	$0.21	$0.31	$0.42

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Six Months Ended
(Dollars in thousands except per share data)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
PERFORMANCE RATIOS
Return on average:
Assets	0.52%	0.43%	0.66%	0.48%	0.68%
Stockholders' equity	6.21%	4.92%	7.83%	5.55%	8.00%
Efficiency ratio (1)	45.38%	51.22%	45.89%	48.26%	47.24%
Noninterest expense to average assets	0.86%	0.96%	0.84%	0.91%	0.88%
Loan to deposit ratio	116.67%	117.65%	119.72%	116.67%	119.72%
Average stockholders' equity to average assets	8.45%	8.76%	8.46%	8.60%	8.44%
Dividend payout ratio	32.60%	42.77%	28.02%	37.16%	27.72%
YIELDS/RATES
Yield on loans	3.72%	3.91%	3.93%	3.81%	3.94%
Yield on investments	1.42%	2.06%	2.48%	1.74%	2.45%
Yield on interest earning assets	3.44%	3.69%	3.77%	3.57%	3.78%
Cost of interest bearing deposits	1.49%	1.89%	2.05%	1.69%	2.00%
Cost of borrowings	2.72%	2.65%	2.76%	2.68%	2.79%
Cost of interest bearing liabilities	1.71%	2.03%	2.19%	1.87%	2.16%
Net interest spread	1.73%	1.66%	1.58%	1.70%	1.62%
Net interest margin	1.88%	1.84%	1.75%	1.86%	1.81%
CAPITAL
Total equity to total assets	8.32%	8.53%	8.40%
Tangible stockholders' equity to tangible assets (1)	8.28%	8.49%	8.36%
Book value per share	$11.39	$11.11	$10.67
Tangible book value per share (1)	$11.33	$11.05	$10.61
ASSET QUALITY
Net (recoveries) charge-offs	$(78)	$644	$(79)
Annualized net (recoveries) charge-offs to average loans	(0.00)%	0.04%	(0.01)%
Nonperforming loans to total loans	0.08%	0.09%	0.19%
Nonperforming assets to total assets	0.07%	0.08%	0.16%
Allowance for loan losses to loans held-for-investment	0.73%	0.65%	0.56%
Allowance for loan losses to nonperforming loans	940.20%	729.54%	301.58%
LOAN COMPOSITION
Multifamily residential	$4,082,224	$4,058,869	$3,919,621
Single family residential	$1,969,563	$1,930,831	$2,127,733
Commercial real estate	$211,135	$205,657	$199,125
Construction and land	$18,017	$22,857	$20,179
Non-mortgage	$100	$100	$100
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$76,286	$48,782	$47,472
Interest bearing transaction accounts	$366,714	$226,207	$195,176
Money market deposit accounts	$1,499,490	$1,316,597	$1,397,387
Time deposits	$3,441,029	$3,693,790	$3,594,455

(1) See "Non-GAAP Reconciliation" table for reconciliations of non-GAAP measurements.

NON-GAAP RECONCILIATION (UNAUDITED)

	Three Months Ended			Six Months Ended
(Dollars in thousands)	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$13,221	$10,754	$16,897	$23,975	$33,820
Plus: Provision for loan losses	5,250	5,300	450	10,550	750
Pre-tax, pre-provision net earnings	$18,471	$16,054	$17,347	$34,525	$34,570
Efficiency Ratio
Noninterest expense (numerator)	$15,348	$16,859	$14,709	$32,207	$30,958
Net interest income	33,148	32,115	30,568	65,263	62,660
Noninterest income	671	798	1,488	1,469	2,868
Operating revenue (denominator)	$33,819	$32,913	$32,056	$66,732	$65,528
Efficiency ratio	45.38%	51.22%	45.89%	48.26%	47.24%

(Dollars in thousands except per share data)	June 30, 2020	March 31, 2020	June 30, 2019
Tangible Book Value Per Share
Total assets	$7,168,346	$7,074,050	$7,114,337
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,165,049	7,070,753	7,111,040
Less: Total liabilities	(6,571,664)	(6,470,710)	(6,516,870)
Tangible stockholders' equity (numerator)	$593,385	$600,043	$594,170
Period end shares outstanding (denominator)	52,382,895	54,286,465	55,982,491
Tangible book value per share	$11.33	$11.05	$10.61
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$593,385	$600,043	$594,170
Tangible assets (denominator)	$7,165,049	$7,070,753	$7,111,040
Tangible stockholders' equity to tangible assets	8.28%	8.49%	8.36%